As filed with the Securities and Exchange Commission on May 20, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XCEL ENERGY INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0448030
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

414 Nicollet Mall
Minneapolis, Minnesota	55401
(Address of registrant’s principal executive offices)	(Zip code)

Xcel Energy 2015 Omnibus Incentive Plan

(Full title of the plan)

Ben Fowke Chairman, President and Chief Executive Officer Xcel Energy Inc. 414 Nicollet Mall Minneapolis, Minnesota 55401 (612) 330-5500	Teresa S. Madden Executive Vice President and Chief Financial Officer Xcel Energy Inc. 414 Nicollet Mall Minneapolis, Minnesota 55401 (612) 330-5500

(Names and address, including zip code, and telephone number, including area code, of agents for service)

Copy to:

Scott M. Wilensky
Executive Vice President and General Counsel

Xcel Energy Inc.
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

(Name and address of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (1)
Common stock, par value $2.50 per share	7,000,000 shares	$33.23	$232,610,000	$27,029.28

(1)	Pursuant to Rule 416 of the Securities Act of 1933, this registration statement also covers such additional shares of common stock that may become issuable pursuant to the anti-dilution provisions of the Xcel Energy Inc. 2015 Omnibus Incentive Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) based on the average of the high and low sales prices per share of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 14, 2015.
This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by Xcel Energy Inc. (“Xcel Energy”) with the Securities and Exchange Commission are incorporated herein by reference:

(1)	Xcel Energy’s Annual Report on Form 10-K for the year ended December 31, 2014;

(2)	Xcel Energy’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015;

(3)	Xcel Energy’s Current Reports on Form 8-K filed with the SEC on January 23, 2015, February 3, 2015, February 26, 2015, March 4, 2015, March 9, 2015, March 12, 2015 and March 30, 2015; and

(4)	The description of Xcel Energy’s common stock contained in Xcel Energy’s Current Report on Form 8-K filed on March 13, 2002, our Form 8-K filed with the SEC on August 14, 2008, which describes certain amendments to our Restated Bylaws (“Bylaws”), our Form 8-K filed with the SEC on December 12, 2008 describing the termination of the Stockholder Protection Rights Agreement dated as of December 13, 2000, between us and The Bank of New York Mellon, as successor rights agent, and our Form 8-K filed with the SEC on May 18, 2012, which described amendments to the voting rights of our common stock holders to eliminate cumulative voting.

All documents subsequently filed by Xcel Energy and the Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities

Not applicable

Item 5.	Interests of Named Experts and Counsel

Scott Wilensky, Executive Vice President and General Counsel of the Registrant will pass upon the validity of the offered securities. Mr. Wilensky is eligible to participate in the Plan. Mr. Wilensky is the beneficial owner of less than 1% of our common stock.

Item 6.	Indemnification of Directors and Officers

Section 302A.521 of the Minnesota Business Corporation Act (the “Minnesota BCA”), requires indemnification of officers and directors of domestic or foreign corporations under certain circumstances and subject to certain limitations. Pursuant to authorization contained in Xcel Energy’s Amended and Restated Articles of Incorporation, Xcel Energy’s Bylaws contain provisions for indemnification of its directors and officers consistent with the provisions of Section 302A.521 of the Minnesota BCA.

Xcel Energy has obtained insurance policies indemnifying it and its directors and officers against certain civil liabilities and related expenses.

Item 7.	Exemption from Registration Claimed

Not applicable

INFORMATION REQUIRED BY GENERAL INSTRUCTION E OF FORM S-8

REGISTRATION STATEMENT

Item 8.	Exhibits

Exhibit Number	Description

3.01*	Amended and Restated Articles of Incorporation of Xcel Energy Inc., as filed on May 17, 2012 (Exhibit 3.01 to Form 8-K dated May 16, 2012 (file no. 001-03034)).

3.02*	Restated By-Laws of Xcel Energy Inc. (Exhibit 3.01 to Form 8-K dated Aug. 12, 2008 (file no. 001-03034)).

4.01*	Xcel Energy Inc. 2015 Omnibus Incentive Plan (incorporated herein by reference to Exhibit B to Xcel Energy’s Proxy Statement (File No. 001-03034) filed on April 6, 2015)

5.01	Opinion of Counsel regarding legality of shares

23.01	Consent of Deloitte & Touche LLP

23.02	Consent of Counsel (included in Exhibit 5.01)

24.01*	Powers of Attorney (Exhibit 24.01 to Form 10-K of Xcel Energy file number 001-03034, for the year ended December 31, 2014)

* Incorporated by reference

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 20th day of May, 2015.

Xcel Energy Inc.

By:	/s/ Teresa S. Madden
Teresa S. Madden
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date listed above:

Signature	Title

*	Chairman, President, Chief Executive Officer, and Director
Ben Fowke	(Principal Executive Officer)

/s/ Teresa S. Madden	Executive Vice President and Chief Financial Officer
Teresa S. Madden	(Principal Financial Officer)

/s/ Jeffrey S. Savage	Senior Vice President and Controller
Jeffrey S. Savage	(Principal Accounting Officer)

*	Director
Gail Koziara Boudreaux

*	Director
Richard K. Davis

*	Director
Albert F. Moreno

*	Director
Richard T. O’Brien

*	Director
Christopher J. Policinski

*	Director
A. Patricia Sampson

Signature	Title

*	Director
James J. Sheppard

*	Director
David A Westerlund

*	Director
Kim Williams

*	Director
Timothy V. Wolf

*	By:	/s/ Teresa S. Madden
Teresa S. Madden
Attorney-in Fact

EXHIBIT INDEX

Exhibit Number	Description

3.01*	Amended and Restated Articles of Incorporation of Xcel Energy Inc., as filed on May 17, 2012 (Exhibit 3.01 to Form 8-K dated May 16, 2012 (file no. 001-03034)).

3.02*	Restated By-Laws of Xcel Energy Inc. (Exhibit 3.01 to Form 8-K dated Aug. 12, 2008 (file no. 001-03034)).

4.01*	Xcel Energy Inc. 2015 Omnibus Incentive Plan (incorporated herein by reference to Exhibit B to Xcel Energy’s Proxy Statement (File No. 001-03034) filed on April 6, 2015)

5.01	Opinion of Counsel regarding legality of shares

23.01	Consent of Deloitte & Touche LLP

23.02	Consent of Counsel (included in Exhibit 5.01)

24.01*	Powers of Attorney (Exhibit 24.01 to Form 10-K of Xcel Energy file number 001-03034, for the year ended December 31, 2014)

* Incorporated by reference